Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden California Municipal Fund:

We consent to the incorporation by reference, in this registration statement on Form N-14, of our reports dated October 25, 2005, on the statements of assets and liabilities, including the portfolios of investments, of the California Series and California Income Series (both a series of the Dryden California Municipal Fund, hereafter referred to as the “Funds”), as of August 31, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in this registration statement on Form N-14.

KPMG LLP

New York, New York
July 13, 2006